Exhibit 10.17

October 16, 2019

Re: Castle Creek Capital Partners VI, L.P. - Stock Purchase and Subscription Agreement

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase and Subscription Agreement, dated as of the date of this side letter (the “Agreement”) between Bank of Southern California, National Association, a national banking association (the “Company”) and Castle Creek Capital Partners VI, L.P., a Delaware limited partnership (the “Purchaser”). Capitalized terms used but not defined in this side letter (this “Side Letter Agreement”) shall have the meanings assigned to them in the Agreement.

1. Acknowledgements and Agreements of the Company.

(a) The Company acknowledges and agrees that prior to the Company: (A) consenting to any material amendment to the Agreement and Plan of Merger, dated October 16, 2019, to which the Company and CalWest Bancorp, a California corporation, are parties (the “Merger Agreement”); or (B) waiving any material condition to, or obligation of Cal West Bancorp contained in, the Merger Agreement, the Company shall obtain the written consent of Purchaser to any such amendment and/or waiver. In obtaining the consent of the Purchaser as contemplated herein, the Company shall provide written notice to the Purchaser in accordance with Section 6.3 of the Agreement setting forth, in reasonable detail, all matters for which the Company is seeking the Purchaser’s consent hereunder. In the event Purchaser does not respond to such written notice within five (5) business days following the receipt of such notice, then Purchaser shall be deemed to have consented to any such amendment to, or waiver of any material condition to or obligation of Cal West Bancorp under, the Merger Agreement.

(b) The Company acknowledges and agrees that the obligations of the Company and the Purchaser and the rights, preferences and privileges of the Purchaser set forth in that certain Stock Purchase Agreement, dated September 22, 2016 (the “2016 Stock Purchase Agreement”), that certain Stock Purchase Agreement, dated February 21, 2018 (the “2018 Stock Purchase Agreement”) and that certain Side Letter Agreement, dated February 21, 2018 (together with the 2016 Stock Purchase Agreement and the 2018 Stock Purchase Agreement, the “Existing Castle Creek Agreements”) shall apply to the Shares purchased under the Agreement with the same effect as the Shares purchased by the Purchaser pursuant to the 2016 Stock Purchase Agreement and the 2018 Stock Purchase Agreement, including but not limited to any registration rights in respect thereof, and shall not otherwise be affected by the Agreement, except as modified in this Side Letter Agreement and except to the extent that any such obligations of the parties set forth in the Existing Castle Creek Agreements shall have already been satisfied or waived, as of the date hereof.

2. Amendments to the Agreement.

(a) Section 1.1 of the Agreement is hereby amended to add the following defined terms:

“Castle Creek” means Castle Creek Capital Partners VI, L.P., a Delaware limited partnership.”

“Castle Creek Agreements” means (i) the Stock Purchase Agreement, dated September 22, 2016, by and between the Company and Castle Creek; (ii) the Stock Purchase Agreement, dated February 21, 2018, by and between the Company and Castle Creek; (iii) the Side Letter Agreement, dated February 21, 2018, by and between the Company and Castle Creek and (iv) the Side Letter Agreement, dated of even date herewith, by and between the Company and Castle Creek.”

(b) Section 4.3(a) of the Agreement is hereby amended to read as follows:

“Section 4.3 Indemnification.

(a) “Indemnification of Purchaser. The Company will indemnify and hold Purchaser and its directors, officers, shareholders, members, partners, employees, agents and investment advisers (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents and investment advisers ( and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person ( each, an “Indemnified Person”) harmless from any and all damages, liabilities, obligations, claims, contingencies, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Indemnified Person may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents, or (ii) any action instituted against an Indemnified Person in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company or other third party who is not an Affiliate of such Indemnified Person, with respect to any of the transactions contemplated by this Agreement. The Company will not be liable to any Indemnified Person under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is directly attributable to any Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by such Indemnified Person in this Agreement or in the other Transaction Documents.”

(c) Article IV of the Agreement is hereby amended to add the following Section 4.5:

“Section 4.5. Most Favored Nation. During the period from the date of this Agreement through the Closing Date, neither the Company nor its Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of its Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Purchaser by this Agreement, unless, in any such case, the Purchaser has been provided with such rights and benefits.”

(d) Section 6.2 of the Agreement is hereby amended to read as follows:

“Section 6.2 Entire Agreement. The Transaction Documents, together with, the Castle Creek Agreements, and the Exhibits hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such document, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.”

(e) Section 6.6 of the Agreement is hereby amended to read as follows:

“Section 6.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchaser, and may not be assigned by the Purchaser without the express written consent of the Company; provided, however, that the Purchaser may assign its rights hereunder in whole or in part to any Person to whom the Purchaser assigns or transfers any Shares in compliance with the Transaction Documents ·and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement and the Castle Creek Agreements.”

(f) Section 6.9 of the Agreement is hereby amended to read as follows:

“Section 6.9 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares but only for a period of two (2) years after the Closing Date; provided, that the representations and warranties set forth in Sections 3.l(a) (Subsidiaries), 3.l(b) (Organization and Qualification; Compliance), 3 .1 ( c) (Authorization; Enforcement; Validity), 3 .1 ( d) (No Conflicts), 3.l(t) (Issuance of the Shares), 3.l(g) (Capitalization), 3.l(v) (Brokers and Finders) and 3.2(a) (Organization; Authority) shall survive the Closing until the expiration of the applicable statute of limitations. All covenants and agreements made by the Company that are intended to be performed prior to the Closing shall not survive the Closing and all covenants and agreements made by the Company that are intended to be performed after the Closing shall survive the Closing.”

This Side Letter Agreement will be governed by and construed in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.

This Side Letter Agreement, the Existing Castle Creek Agreements and the Agreement and any other documents executed by the parties at the Closing constitute the entire agreement of the parties with respect to the subject matter hereof.

This Side Letter Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Side Letter Agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

In witness whereof, the parties have duly executed this Side Letter Agreement as of the date first written above.

BANK OF SOUTHERN CALIFORNIA, N.A.

/S/ Nathan L. Rogge
Name:	Nathan L. Rogge
Title:	President and Chief Executive Officer

CASTLE CREEK CAPITAL PARTNERS VI, L.P.

/S/ David J. Volk
Name:	David J. Volk
Title:	Principal

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